CREDIT AGREEMENT


                            DATED AS OF JUNE 3, 1997


                                      AMONG


                            APAC TELESERVICES, INC.,




                                   THE LENDERS
                                  PARTY HERETO,


                                       AND


                         HARRIS TRUST AND SAVINGS BANK,
                            INDIVIDUALLY AND AS AGENT


TABLE OF CONTENTS

SECTION                         DESCRIPTION                            PAGE

SECTION 1.               THE CREDITS.                           1

     Section 1.1.        Revolving Credit.                      1
     Section 1.2.        A Loans.                               2
     Section 1.3.        B Loans.                               2
     Section 1.4.        Manner and Disbursement of Loans.      3
     Section 1.5.        Guaranties from Wholly-Owned
                           Subsidiaries.                        4

SECTION 2.               INTEREST AND CHANGE IN CIRCUMSTANCES.  4


     Section 2.1.        Interest Rate Options.                 4
     Section 2.2.        Minimum  LIBOR Portion Amounts.        6
     Section 2.3.        Computation of Interest.               6
     Section 2.4.        Manner of Rate Selection.              6
     Section 2.5.        Change of Law.                         6
     Section 2.6.        Unavailability of Deposits or
                            Inability to
                            Ascertain Adjusted LIBOR.           7
     Section 2.7.        Taxes and Increased Costs.             7
     Section 2.8.        Change in Capital Adequacy
                            Requirements.                       8
     Section 2.9.        Funding Indemnity                      9
     Section 2.10.       Lending Branch.                        9
     Section 2.11.       Discretion of Lenders as to Manner
                            of Funding.                         9
     Section 2.12.       Lender's Duty to Mitigate             10

SECTION 3.               FEES, PREPAYMENTS AND TERMINATIONS.   10

     Section 3.1.        Commitment Fee                        10
     Section 3.2.        Agent's Fee                           10
     Section 3.3.        Defaulting Lender                     10
     Section 3.4.        Voluntary Prepayments.                11
     Section 3.5.        Terminations.                         11

SECTION 4.               PAYMENTS, NOTATIONS AND REPLACEMENTS
                         OF LENDERS.                           11

     Section 4.1.        Place and Application of Payments.    11
     Section 4.2.        Notations.                            12
     Section 4.3.        Replacement of Lender.                13

SECTION 5.               DEFINITIONS; INTERPRETATION.          14

     Section 5.1.        Definitions.                          14
     Section 5.2.        Interpretation.                       23

SECTION 6.               REPRESENTATIONS AND WARRANTIES.       23

     Section 6.1.        Organization and Qualification        23
     Section 6.2.        Subsidiaries                          24
     Section 6.3.        Corporate Authority and Validity of
                            Obligations                        24
     Section 6.4.        Use of Proceeds; Margin Stock         25
     Section 6.5.        Financial Reports                     25
     Section 6.6.        No Material Adverse Change            25
     Section 6.7.        Full Disclosure                       25
     Section 6.8.        Good Title                            26
     Section 6.9.        Litigation and Other Controversies    26
     Section 6.10.       Taxes                                 26
     Section 6.11.       Approvals                             26
     Section 6.12.       Affiliate Transactions                26
     Section 6.13.       Investment Company; Public Utility
                            Holding Company                    27
     Section 6.14.       ERISA                                 27
     Section 6.15.       Compliance with Laws                  27
     Section 6.16.       Other Agreements                      27
     Section 6.17.       No Default                            27

SECTION 7.               CONDITIONS PRECEDENT                  27

     Section 7.1.        All Advances.                         28
     Section 7.2.        Initial Advance                       28
     Section 8.          Covenants                             30
     Section 8.1.        Maintenance of Business               30
     Section 8.2.        Maintenance of Properties             30
     Section 8.3.        Taxes and Assessments                 30
     Section 8.4.        Insurance                             30
     Section 8.5.        Financial Reports                     31
     Section 8.6.        Inspection                            33
     Section 8.7.        Leverage Ratio                        33
     Section 8.8.        Debt Service Coverage Ratio           33
     Section 8.9.        Fixed Charge Coverage Ratio           33
     Section 8.10.       Indebtedness for Borrowed Money       33
     Section 8.11.       Liens                                 34
     Section 8.12.       Investments, Acquisitions, Loans,
                           Advances and Guaranties             35
     Section 8.13.       Mergers, Consolidations and Sales     36
     Section 8.14.       Operating Leases.                     37
     Section 8.15.       Maintenance of Subsidiaries           37
     Section 8.16.       Dividends and Certain Other
                            Restricted Payments                37
     Section 8.17.       ERISA                                 38
     Section 8.18.       Compliance with Laws                  38
     Section 8.19.       Burdensome Contracts With Affiliates  38
     Section 8.20.       No Changes in Fiscal Year             38
     Section 8.21.       Change in the Nature of Business      38
     Section 8.22.       New Subsidiaries                      38

SECTION 9.               EVENTS OF DEFAULT AND REMEDIES        39

     Section 9.1.        Events of Default.                    39
     Section 9.2.        Non-Bankruptcy Defaults.              41
     Section 9.3.        Bankruptcy Defaults                   41

SECTION 10.              THE AGENT.                            41

     Section 10.1.       Appointment and Authorization.        41
     Section 10.2.       Rights as a Lender                    42
     Section 10.3.       Standard of Care                      42
     Section 10.4.       Costs and Expenses                    43
     Section 10.5.       Indemnity                             43
     Section 10.6.       Agent's Relationship with Company     44

SECTION 11.              MISCELLANEOUS.                        44

     Section 11.1.       Non-Business Days.                    44
     Section 11.2.       No Waiver, Cumulative Remedies.       44
     Section 11.3.       Waivers, Modifications and Amendments 44
     Section 11.4.       Costs and Expenses                    44
     Section 11.5.       Documentary Taxes.                    45
     Section 11.6.       Survival of Representations.          45
     Section 11.7.       Survival of Indemnities.              45
     Section 11.8.       Participations                        45
     Section 11.9.       Assignment Agreements                 46
     Section 11.10.      Notices                               46
     Section 11.11.      Construction                          47
     Section 11.12.      Headings                              47
     Section 11.13.      Severability of Provisions.           47
     Section 11.14.      Counterparts.                         48
     Section 11.15.      Entire Understanding                  48
     Section 11.16.      Binding Nature, Governing Law, Etc    48
     Section 11.17.      Submission to Jurisdiction;
                            Waiver of Jury Trial                48


Signature . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49


Exhibit A - Revolving Note
Exhibit B - Term Note
Exhibit C - Guaranty Agreement
Exhibit D - Compliance Certificate
Exhibit 7.2(c) - Form Opinion of Counsel for Company
Schedule 6.2 - Subsidiaries
Schedule 8.11 - Permitted Debt




                                CREDIT AGREEMENT

     This Credit Agreement is entered into as of the 3rd day of June, 1997, by and between APAC TeleServices, Inc., an Illinois corporation (the "Company"), Harris Trust and Savings Bank, a national banking association, individually as a Lender and as an agent (the "Agent"), and the lending institutions which are or hereafter become signatories hereto ("Lenders").




                                    RECITALS




     A.   The Company has requested that Lenders loan monies to Company.

     B. The Lenders, upon acceptance of this Agreement in writing, will lend monies and/or make advances, extensions of credit or other financial accommodations to, on behalf of or for the benefit of the Company pursuant hereto.

     NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into the Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the Company, the Agent and the Lenders hereby agree to the following:

SECTION 1.     THE CREDITS.

     Section 1.1. Revolving Credit. Generally. Subject to the terms and conditions hereof, each Lender severally agrees to extend a revolving credit (the "Revolving Credit") to the Company which may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitments of the Lenders to extend credit under the Revolving Credit shall expire. The maximum amount of the Revolving Credit which each Lender agrees to extend to the Company shall be as set forth opposite such Lender's signature hereto under the heading "Commitment", as such amount may be reduced pursuant hereto (such amount for each Lender, as so reduced, being hereinafter referred to as such Lender's "Commitment" and such amount for more than one Lender, in each case as so reduced, being hereinafter referred to as such Lenders' "Commitments"). The Revolving Credit may be utilized by the Company in the form of A Loans or B Loans, all as more fully hereinafter set forth, provided that:

          (i) the aggregate principal amount of A Loans outstanding at any one time shall not exceed the Commitments as then in effect; and

          (ii) the aggregate cumulative principal amount of B Loans made on and after the date hereof shall not exceed the lesser of (x) $20,000,000 or (y) the difference between the Commitments in effect as of the date hereof and the Commitments in effect as of the date of such determination.

During the period from and including the date hereof to but not including the Termination Date, the Company may use the Commitments from time to time by borrowing, repaying and (in the case of A Loans) reborrowing Loans in whole or in part, all in accordance with the terms and conditions of this Agreement. For purposes of this Agreement, where a determination of the unused or available amount of the Commitments as of any time is necessary, (i) the A Loans shall be deemed to utilize the Commitments to the extent such A Loans are then outstanding and (ii) the outstanding B Loans shall not be deemed as having utilized the Commitments (except to the extent of the reductions in the Commitments that occur under Section 1.3(b) hereof concurrently with the making of, and in the same aggregate amount as, each B Loan). The obligations of the Lenders hereunder are several and not joint, and no Lender shall under any circumstances be obligated to extend credit under the Revolving Credit in excess of its Commitment as in effect immediately prior to such extension.

     Section 1.2. A Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of loans for the Company's general working capital needs and other corporate purposes (individually an "A Loan" and collectively the "A Loans"). A Loans shall not be used to fund directly or indirectly any Restricted Payment; provided, however, that not more than $5,000,000 in aggregate cumulative principal amount of A Loans may be used on and after the date hereof to fund Permitted Shareholder Redemptions. Except to the extent Section 2 requires otherwise with respect to LIBOR Portions, each A Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $25,000; and each A Loan shall be made pro rata by the Lenders in accordance with the amounts of their Commitments. Each advance made by a Lender of its pro rata share of an A Loan shall be made against and evidenced by a Revolving Credit Note of the Company (individually a "A Note" and collectively the "A Notes") payable to the order of such Lender in the amount of its Commitment, with each A Note to be in the form (with appropriate insertions) attached hereto as Exhibit A. Each A Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Termination Date. Without regard to the principal amount of each A Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account thereof shall be the sum of all A Loans then or theretofore made thereon less all payments of principal actually received.

     Section 1.3. B Loans. (a) Subject to the terms and conditions hereof, the Revolving Credit may also be availed of by the Company in the form of loans to fund Permitted Shareholder Redemptions (individually a "B Loan" and collectively the "B Loans"). Except to the extent Section 2 requires otherwise with respect to LIBOR Portions, each B Loan shall be in a minimum amount of $5,000,000 or such greater amount which is an integral multiple of $5,000,000; and each B Loan shall be made pro rata by the Lenders in accordance with the amounts of their respective Commitments. Each advance made by a Lender of its pro rata share of a B Loan shall be made against and evidenced by a separate Term Note of the Company (individually a "B Note" and collectively the "B Notes"), with a separate set of B Notes to the Lenders for each B Loan. The B Note issued to each Lender for its share of a B Loan shall be dated the date of the B Loan evidenced thereby and payable to the order of such Lender in the original principal amount of its share of such B Loan and otherwise in the form (with appropriate insertions) attached hereto as Exhibit B. Each B Loan shall mature as to principal in consecutive quarterly installments equal (except for the final installment) to one-twentieth (1/20th) of the original principal amount of such B Loan, commencing on the last day of the calendar quarter during which such B Loan was made and continuing on the last of each and every calendar quarter thereafter, with the final installment to be in the amount of all principal not sooner paid and due on June 30, 2002.

     (b) Reduction in Commitments From Term Loans. The principal amount of each B Loan made by a Lender shall concurrently and permanently reduce by like amount such Lender's Commitment.

     (c) No Reborrowing of B Loans. No amount paid or prepaid on any B Loan may be borrowed again.

     Section 1.4. Manner and Disbursement of Loans. The Company shall give written or telephonic notice to the Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) one (1) Business Day prior to the date the Company requests that any Loan be made to it under the Commitments, and the Agent shall promptly notify each Lender of the Agent's receipt of each such notice. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan and whether such Loan is an A Loan or B Loan. Each Loan shall initially constitute part of the applicable Domestic Rate Portion except to the extent the Company has otherwise timely elected as provided in Section 2 hereof. The Company agrees that the Agent may rely upon any written or telephonic notice given by any person the Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Agent and the Lenders have acted in reliance thereon. Not later than 1:00 p.m. (Chicago time) on the date specified for any Loan to be made by a Lender hereunder, such Lender shall make the proceeds of its pro rata share of such Loan available to the Agent in Chicago, Illinois in immediately available funds. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Agent in Chicago, Illinois, in immediately available funds, upon receipt by the Agent from each Lender of its pro rata share of such Loan. Unless the Agent shall have been notified by a Lender prior to 1:00 p.m. (Chicago time) on the date a Loan is to be made hereunder that such Lender does not intend to make its pro rata share of such Loan available to the Agent, the Agent may assume that such Lender has made such share available to the Agent on such date and the Agent may in reliance upon such assumption make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made such amount available to the Company, the Agent shall be entitled to receive such amount from such Lender forthwith upon the Agent's demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on but excluding the date the Agent recovers such amount at a rate per annum equal to the effective rate charged to the Agent for overnight federal funds transactions with member banks of the federal reserve system for each day as determined by the Agent (or in the case of a day which is not a Business Day, then for the preceding day). If such amount is not received from such Lender by the Agent immediately upon demand, the Company will, on demand, repay to the Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a LIBOR Portion, so that the Company will have no liability under Section 2.9 hereof with respect to such payment.

     Section 1.5. Guaranties from Wholly-Owned Subsidiaries. Payment of the Loans and the other Obligations shall be guaranteed by each Wholly-Owned Subsidiary which is a Material Subsidiary, whether now existing or hereafter formed or acquired, pursuant to separate guaranties which are in substantially the form attached hereto as Exhibit C or otherwise in form and substance satisfactory to the Required Lenders (any such guaranty being hereinafter referred to as a "Guaranty" and collectively as the "Guaranties") (each such Wholly-Owned Subsidiary delivering a Guaranty being hereinafter referred to as a "Guarantor" and collectively the "Guarantors"). In the event that the Company or any Wholly-Owned Subsidiary shall after the date hereof form or acquire any Wholly-Owned Subsidiary which is a Material Subsidiary or any Wholly-Owned Subsidiary shall become a Material Subsidiary, the Company shall cause each relevant Subsidiary to execute and deliver to the Agent a Guaranty, together with such corporate board resolutions as the Required Lenders shall reasonably require to assure the due authorization of such Guarantor's execution of such Guaranty and opinions of counsel as are reasonably necessary to confirm as to such Guarantor and such Guaranty, the matters addressed for the other Guarantors in the opinion form attached hereto as Exhibit 7.2(c). The Company shall pay all the costs and expenses incurred by the Agent and Lenders in connection with the foregoing.

SECTION 2.     INTEREST AND CHANGE IN CIRCUMSTANCES.

     Section 2.1.   Interest Rate Options.

     (a)  Portions.  Subject to the terms and conditions of this Section 2,
(i) portions of the principal indebtedness evidenced by the Notes (all of the indebtedness evidenced by a particular class of Notes bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Domestic Rate ("Domestic Rate Portions") or with reference to the Adjusted LIBOR ("LIBOR Portions"), and (ii) at the option of the Company, Portions may be converted from time to time from one basis to another. All of the indebtedness evidenced by a particular class of Notes which is not part of a LIBOR Portion shall constitute a single Domestic Rate Portion of such class of Notes. All of the indebtedness evidenced by a particular class of Notes which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion of such class of Notes. There shall not be more than twenty (20) LIBOR Portions applicable to all the Notes outstanding at any one time (taken together), and each Lender shall have a ratable interest in each Portion. Anything contained herein to the contrary notwithstanding, the obligation of the Lenders to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Company hereby promises to pay interest on each Portion at the rates and times specified in this
Section 2.

     (b) Domestic Rate Portion. Each Domestic Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time, provided that if a Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall thereafter bear interest, whether before or after judgment, until payment in full thereof (or such earlier time, if any, as such default in payment shall be (x) cured within the grace period provided therefor in Section 9.1(a) hereof or (y) waived in writing by the Lenders in their sole discretion) at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on each Domestic Rate Portion shall be payable quarter-annually in arrears on the last day of each March, June, September and December in each year (commencing on the first of such dates after the date hereof) and at maturity of the applicable Notes, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portions resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

     (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall thereafter bear interest, whether before or after judgment, until payment in full thereof (but in no event after such time, if any, whether during or after the Interest Period then applicable thereto, as such default in payment shall be (x) cured within the grace period provided therefor in Section 9.1(a) hereof or (y) waived in writing by the Lenders in their sole discretion) (1) through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and (2) if such default in payment shall not have yet been so cured or waived, effective at the end of such Interest Period, such LIBOR Portion shall automatically be converted into and added to the applicable Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to such Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of three (3) months, on the date occurring every three (3) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Agent on or before 1:00 p.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Agent of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Agent, such LIBOR Portion shall automatically be converted into and added to the applicable Domestic Rate Portion as of and on the last day of such Interest Period. The Agent shall promptly notify each Lender of each notice received from the Company pursuant to the foregoing provision.

     Section 2.2. Minimum LIBOR Portion Amounts. Each LIBOR Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $250,000.

     Section 2.3. Computation of Interest. All interest on the Notes shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

     Section 2.4. Manner of Rate Selection. The Company shall notify the Agent by 1:00 p.m. (Chicago time) at least three (3) Business Days prior to the date designated by the Company as the effective date that any LIBOR Portion be created or that any part of the applicable Domestic Rate Portion be converted into a LIBOR Portion. Each such notice shall specify in each instance the amount of the LIBOR Portion to be created or effected by conversion, as the case may be, and the Interest Period selected therefor, and the Agent shall promptly notify each Lender of each notice received from the Company pursuant to the foregoing provision. If any request is made to convert a LIBOR Portion into the relevant Domestic Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Agent is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Agent in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Company hereby indemnifying the Agent and the Lenders from any liability or loss ensuing from so acting.

     Section 2.5. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any Lender shall determine in good faith that any change after the date hereof in applicable laws, treaties or regulations or any change after the date hereof in the interpretation thereof of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or any fiscal, monetary or other authority having jurisdiction over such Lender or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law) makes it unlawful for such Lender to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Agent (which shall in turn promptly notify the Company and the other Lenders) and the obligation of such Lender to create, continue or maintain any such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for such Lender to create, continue or maintain such LIBOR Portion. The Company, within five
(5) days (or sooner if applicable law so requires) after written demand from the affected Lender or the Agent, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to affected Lender with respect thereto under this Agreement; provided, however, that the Company may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement.

     Section 2.6. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or any Note, if prior to the commencement of any Interest Period, (i) any Lender shall determine in good faith that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to such Lender in the relevant market, or, (ii) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then such Lender shall promptly give notice thereof to the Agent (which shall in turn promptly notify the Company and the other Lenders) and the obligations of the Lenders to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

     Section 2.7. Taxes and Increased Costs. With respect to any LIBOR Portion, if any Lender shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any new interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Lender or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

          (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Lender which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

          (ii) subject such Lender, any LIBOR Portion or a Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or a Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of such Lender or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Lender's principal executive office or its lending branch is located;

          (iii) change the basis of taxation of payments of principal and interest due from the Company to such Lender hereunder or under a Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of such Lender or its lending branches); or

          (iv) impose on such Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or a Note to the extent it evidences any LIBOR Portion;

and such Lender shall determine in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by such Lender (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay within sixty (60) days after written demand to the Agent for the account of such Lender from time to time as specified by such Lender such additional amounts as such Lender shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount; provided, however, that the Company shall not be obligated to pay any such amount or amounts to the extent such additional cost or payment was incurred or paid by such Lender more than ninety (90) days prior to the date of the delivery of the certificate referred to in the immediately following sentence (nothing herein to impair or otherwise affect the Company's liability hereunder for costs or payments subsequently incurred or paid by such Lender). If a Lender makes such a claim for compensation, it shall provide to the Company (with a copy to the Agent) substantially concurrently with such demand a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

     Section 2.8. Change in Capital Adequacy Requirements. If any Lender shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any of its branches) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder or for the credit which is the subject matter hereof to a level below that which such Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to liquidity and capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within thirty (30) days after written demand by such Lender, the Company shall pay to the Agent for the account of such Lender such additional amount or amounts reasonably determined by such Lender as will compensate such Lender for such reduction; provided, however, that the Company shall not be obligated to compensate such Lender to the extent its rate of return was so reduced more than ninety (90) days prior to the date of such demand (nothing herein to impair or otherwise affect the Company's liability hereunder to compensate for subsequent reductions in such Lender's rate of return).

     Section 2.9. Funding Indemnity. (a) In the event any Lender shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Lender to fund or maintain its part of any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to such Lender) as a result of:

          (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

          (ii) any failure by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then, upon the demand of such Lender, the Company shall pay to the Agent for the account of such Lender such amount as will reimburse such Lender for such loss, cost or expense.

     (b) If a Lender requests such a reimbursement under clause (a) above, it shall provide to the Company (with a copy to the Agent) a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined; provided, however, that the Company shall not be obligated to pay any such amount or amounts to the extent such loss, cost or expense was incurred by such Lender more than ninety (90) days prior to the date of the delivery of such certificate (nothing herein to impair or otherwise affect the Company's liability hereunder to compensate for any subsequent loss, cost, or expense incurred by such Lender).

     Section 2.10. Lending Branch. Each Lender may, at its option, elect to make, fund or maintain its pro rata share of the Loans hereunder at the branches or offices specified on the signature pages hereof or on any Assignment Agreement executed and delivered pursuant to Section 11.9 hereof or at such of its branches or offices as such Lender may from time to time elect. To the extent reasonably possible, a Lender shall designate an alternate branch or funding office with respect to its pro rata share of the LIBOR Portions to reduce any liability of the Company to such Lender under Section 2.7 hereof or to avoid the unavailability of an interest rate option under Section 2.6 hereof, so long as such designation is not otherwise disadvantageous in any material respect to the Lender.

     Section 2.11. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Notes in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7 and 2.9 hereof) shall be made as if each Lender had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of its pro rata share of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

     Section 2.12. Lender's Duty to Mitigate. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under
Section 2.5, 2.6 or 2.7 hereof, such Lender will, after notice to the Company, to the extent not inconsistent with such Lender's internal policies and customary business practices, use its best efforts to make, fund or maintain the affected LIBOR Portion through another lending office of such Lender if as a result thereof the unlawfulness which would otherwise require payment of such Portion pursuant to Section 2.5 hereof would cease to exist or the circumstances which would otherwise terminate such Lender's obligation to make such Portion under Section 2.6 hereof would cease to exist or the increased costs which would otherwise be required to be paid in respect of such Portion pursuant to
Section 2.7 hereof would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Portion through such other lending office would not otherwise adversely affect such Portion or such Lender. The Company hereby agrees to pay all reasonable expenses incurred by each such Lender in utilizing another lending office pursuant to this Section 2.12.

SECTION 3.     FEES, PREPAYMENTS AND TERMINATIONS.

     Section 3.1. Commitment Fee. For the period from and including the date hereof to but not including the Termination Date, the Company shall pay to the Agent for the account of the Lenders a commitment fee on the average daily unused portion of the Commitments at the rate of 0.125% per annum (computed on the basis of a year of 360 days for the actual number of days elapsed). Such commitment fee accruing during each calendar quarter shall be payable quarter-annually in arrears on the 15th day of the immediately following calendar quarter (commencing on the first of such dates after the date hereof) and on the Termination Date.

     Section 3.2. Agent's Fee. On the date hereof, and on the date occurring on each anniversary of the date hereof when any credit, or commitment to extend credit, is outstanding hereunder, the Company shall pay to the Agent, for its own use and benefit, an Agent's fee as mutually agreed upon by the Company and the Agent.

     Section 3.3. Defaulting Lender. Notwithstanding anything herein to the contrary, any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Company prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

     Section 3.4. Voluntary Prepayments. The Company shall have the privilege of prepaying the Notes, without premium or penalty, in whole or in part (but if in part, then in a minimum amount of (x) $100,000 or such greater amount which is an integral multiple of $100,000 as to any particular class of A Notes being prepaid or (y) $5,000,000 or such greater amount which is an integral multiple of $1,000,000 as to any particular class of B Notes being prepaid) at any time upon prior notice to the Agent (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day), which shall promptly so notify the Lenders, by paying to the Agent for the account of the Lenders the principal amount to be prepaid and (i) if such a prepayment prepays any particular class of Notes in full, accrued interest thereon to the date of prepayment, (ii) if such a prepayment prepays the A Notes in full and is accompanied by the termination in whole of the Commitments, accrued interest thereon to the date of prepayment plus any commitment fee which has accrued on such Commitments and is unpaid,
(iii) if such a prepayment prepays any particular class of B Notes in full, accrued interest thereon to the date of prepayment plus any commitment fee which has accrued on the Commitments and is unpaid and (iv) any amounts due to the Lenders under Section 2.9 hereof.

     Section 3.5. Terminations. The Company shall have the right at any time and from time to time, upon prior notice to the Agent (which shall promptly so notify the Lenders), effective as of the close of any calendar quarter specified in such notice ending more than thirty (30) days after the Agent's receipt of such notice, to ratably terminate without premium or penalty and in whole or in part (but if in part, then in an aggregate amount not less than $500,000 or such greater amount which is an integral multiple of $100,000) the Commitments, provided that the Commitments may not be reduced to an amount less than the aggregate principal amount of the A Loans then outstanding under such Commitments. Any termination of Commitments pursuant to this Section 3.4 may not be reinstated.

SECTION 4.     PAYMENTS, NOTATIONS AND REPLACEMENTS OF LENDERS.

     Section 4.1. Place and Application of Payments. All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Agent at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Agent may specify) on the date any such payment is due and payable. Payments received by the Agent after 11:00 a.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of any Lender). No amount paid or prepaid on the B Notes may be reborrowed, and partial prepayments of any class of the B Notes shall be applied in the inverse order of their maturities. Except as herein provided, all payments shall be received by the Agent for the ratable account of the Lenders and shall be promptly distributed by the Agent ratably to the Lenders. Unless the Company otherwise directs, principal payments on any particular class of Notes shall be first applied to the Domestic Rate Portion (if any) of such Notes until payment in full thereof, with any balance applied to the LIBOR Portions (if any) of such Notes in the order in which their Interest Periods expire.

     Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations, in each instance, by the Agent or any of the Lenders after the occurrence of an Event of Default shall be remitted to the Agent and distributed as follows:

          (a) first, to the payment of any outstanding costs and expenses incurred by the Agent in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and in any event including all costs and expenses of a character which the Company has agreed to pay under Section 11.4 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

          (b) second, to the payment of any outstanding interest or other fees or amounts due under this Agreement or any of the other Loan Documents other than for principal, pro rata as among the Agent and the Lenders in accord with the amount of such interest and other fees or amounts owing each;

          (c) third, to the payment of the principal of the Notes, pro rata as among the Lenders in accord with the then respective unpaid principal balances of the Notes;

          (d) fourth, to the Agent and the Lenders pro rata in accord with the amounts of any other Obligations owing to them (if any) unless and until all such Obligations have been fully paid and satisfied; and

          (e) fifth, to the Company or to whoever else applicable law shall require.

     Section 4.2. Notations. All Loans made against a Note, the status of all amounts evidenced by a Note as constituting part of an A Loan or B Loan or part of the Domestic Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by each Lender on its books and records or, at its option in any instance, endorsed on a schedule to its Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by such Lender shall be prima facie evidence in any court or other proceeding brought to enforce such Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of a Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of each Note together with accrued interest thereon. Prior to any negotiation of a Note, a Lender shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the applicable Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto. As soon as practicable, but in no event later than one (1) Business Day after prior written notice from the Company to each Lender, such Lender shall provide to the Company a written payoff letter from such Lender setting forth the amount required to pay the Notes in full as of the date or dates requested by the Company and any other amounts due by the Company hereunder (with a per diem amount owing thereafter).

     Section 4.3. Replacement of Lender. (a) In the event that (x) the Company receives from a Lender a certificate requesting an amount be paid to such Lender under Section 2.7, 2.8 or 2.9 hereof and the Required Lenders have not similarly made requests for payment arising out of the same circumstances or
(y) the obligation of any Lender to make or maintain any LIBOR Portion has terminated under Section 2.5 or 2.6 hereof and the obligations of the Required Lenders to make or maintain LIBOR Portions have not similarly terminated by reason of the same circumstances or (z) any Lender becomes a Defaulting Lender, then the Company may request other Lenders hereunder to assume in full the Commitments then in effect of the Lender requesting such amount be paid or whose obligations with respect to LIBOR Portions have so terminated or of such Defaulting Lender, as the case may be (such Lender in each case being herein referred to as the "Replaceable Lender"), and to purchase the Notes issued to the Replaceable Lender at a price equal to the outstanding principal amount of such Notes and the Replaceable Lender's share of any accrued and unpaid interest on such Notes plus accrued and unpaid commitment fees owed to the Replaceable Lender, and if any Lender or Lenders in their sole discretion agree so to assume in full the Commitments of the Replaceable Lender (each an "Assuming Lender"), and after payment by the Company to the Replaceable Lender of all amounts due under this Agreement to such Lender (including any amount specified as due in a certificate submitted under Section 2.7, 2.8 or 2.9 hereof) not so paid by the Assuming Lender, then such assumption shall take place in the manner set forth in subsection (b) below. In the event no Lender or Lenders agrees to assume in full the Commitments of the Replaceable Lender, then the Company may nominate one or more Lenders not then party to this Agreement so to assume in full the Commitments of the Replaceable Lender, and if such nominated Lender or Lenders are acceptable to the Required Lenders (excluding the Replaceable Lender), such assumption shall take place in the manner set forth in subsection (b) below and each such Lender or Lenders shall become a Lender hereunder (each a "New Lender") and the Replaceable Lender shall no longer be a party hereto or have any rights hereunder.

     (b) In the event a Replaceable Lender's Commitments are to be assumed in full by an Assuming Lender or a New Lender, then such assumption shall take place on a date acceptable to the Company, the Replaceable Lender and the Assuming Lender or New Lender, as the case may be, and such assumption shall take place through the payment of all amounts due under this Agreement to the Replaceable Lender and the execution of such instruments and documents as shall, in the reasonable opinion of the Agent, be reasonably necessary or appropriate for the Assuming Lender or New Lender to assume in full the Commitments of the Replaceable Lender (including, without limitation, the issuance of new Notes and the execution of an amendment hereto making any New Lender a party hereto). In the event no Assuming Lender or New Lender agrees to assume in full the Commitments of the Replaceable Lender, then such Replaceable Lender shall remain a party hereto and its Commitments shall remain in effect.

     (c) The rights and remedies against a Defaulting Lender under this Agreement, including without limitation this Section 4.3, are in addition to other rights and remedies that the Company may have against such Defaulting Lender with respect to any Loan which such Defaulting Lender has not funded, and that the Agent, or any Lender may have against such Defaulting Lender with respect to any such Loan.

SECTION 5.     DEFINITIONS; INTERPRETATION.

     Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

     "Adjusted LIBOR" means a rate per annum determined by the Agent in accordance with the following formula:

             Adjusted LIBOR =              LIBOR
                                    ___________________

                                  100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Agent for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Agent during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date two Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Banker's Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Agent shall be conclusive and binding on the Company and the Lenders absent manifest error.

     "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

     "Agent" means Harris Trust and Savings Bank and any successor thereto appointed pursuant to Section 10.1 hereof.

     "Agreement" means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

     "A Loan" is defined in Section 1.2 hereof.

     "A Note" is defined in Section 1.2 hereof.

     "Applicable Margin" means the rate specified below, subject to quarterly adjustment as hereinafter provided:


                          When Following Status
                          Exists For Any Margin
                           Determination Date        Applicable           Applicable           Applicable           Applicable
                                                       Margin               Margin               Margin               Margin

                                                  For Domestic Rate   For LIBOR Portions    For Domestic Rate   For LIBOR Portions
                                                 Portion of A Loans       of A Loans       Portion of B Loans
                                                                                                                    of B Loans
                                                                              Is:
                                                         Is:                                       Is:                  Is:
                         Level I Status                  0%                 0.375%                 0%                 0.625%
                         Level II Status                 0%                 0.500%                 0%                 0.750%
                         Level III Status                0%                 0.750%                 0%                 1.000%
                         Level IV Status                 0%                  1.00%                 0%                 1.250%

provided, however, that all of the foregoing is subject to the following:

          (i) the initial Applicable Margin in effect through the first Margin Determination Date shall be the Applicable Margin for Level III Status;

          (ii) the Applicable Margin in effect through the Margin Determination Date corresponding with the end of the Company's 1997 fiscal year shall not be greater than the Applicable Margin for Level III Status;

          (iii) on or before the date that is thirty (30) Business Days after the date on which the Company has delivered a Compliance Certificate to the Agent for a given quarterly accounting period pursuant to Section 8.5 hereof (such date that is thirty (30) Business Days after the date on which the Company delivered a Compliance Certificate to the Agent being herein referred to as the "Margin Determination Date"), the Agent shall determine whether Level I Status, Level II Status, Level III Status or Level IV Status exists as of the close of the applicable accounting period, based upon the Compliance Certificate and financial statements delivered to the Agent under Section 8.5 hereof for such accounting period, and shall promptly notify the Company and the Lenders of such determination and of any change in the Applicable Margin resulting therefrom. Any such change in the Applicable Margin shall be effective as of such Margin Determination Date, with such new Applicable Margin to continue in effect until the next Margin Determination Date. If the Company has not delivered a Compliance Certificate by the date such Compliance Certificate is required to be delivered under Section 8.5 hereof, until a Compliance Certificate is delivered before the next Margin Determination Date, the Applicable Margin shall be the Applicable Margin for Level I Status. If the Company subsequently delivers a Compliance Certificate before the next Margin Determination Date, the Applicable Margin established by such Compliance Certificate shall take effect from the date of delivery until the next Margin Determination Date; and

          (iv) if and so long as any Event of Default has occurred and is continuing hereunder, notwithstanding anything herein to the contrary, the Applicable Margin shall be the Applicable Margin for Level I Status.

     "Authorized Representative" means the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Senior Vice President-Finance, Vice President-Finance and Vice President & Controller of the Company and those other persons (if any) shown on the list of officers provided by the Company pursuant to Section 7.2(a) hereof or on any update of any such list provided by the Company to the Agent, or any further or different officer of the Company so named by the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Senior Vice President-Finance, Vice President-Finance or Vice President & Controller of the Company in a written notice to the Agent.

     "B Loans" is defined in Section 1.3 hereof.

     "B Notes" is defined in Section 1.3 hereof.

     "Business Day" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which banks are also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

     "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

     "Capitalized Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

     "Company" is defined in the introductory paragraph hereof.

     "Compliance Certificate" means a certificate furnished to the Agent pursuant to Section 8.5 hereof in the form of Exhibit D hereto.

     "Commitment" is defined in Section 1.1 hereof.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Defaulting Lender" shall mean a Lender which has failed to fund as and when required by the terms and conditions of this Agreement such Lender's ratable share of any Loan hereunder, if any so long as such failure continues unremedied.

     "Domestic Rate" means, for any day, the greater of (i) the rate of interest announced by the Agent from time to time as its prime commercial rate, as in effect on such day; and (ii) the sum of (x) the rate determined by the Agent to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for the sale to the Agent at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Agent for which such rate is being determined, plus (y) 3/8 of 1% (0.375%).

     "Domestic Rate Portions" is defined in Section 2.1(a) hereof.

     "EBITDA" means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of
(i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Company and its Subsidiaries.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

     "Event of Default" means any event or condition identified as such in
Section 9.1 hereof.

     "Existing Credit Agreement" means the Credit Agreement dated as of June 5, 1996, among the Company, the banks referred to therein and the Agent, as agent.

     "Fixed Charges" means, with reference to any period, the sum (without duplication) of (i) the aggregate amount of payments required to be made by the Company and its Subsidiaries within the twelve (12) calendar months following the close of such period in respect of principal on all long-term Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise), plus (ii) Interest Expense for such period, plus (iii) the aggregate amount of capital expenditures (as determined and classified in accordance with GAAP) made by the Company and its Subsidiaries during such period.

     "Fixed Charge Coverage Ratio" is defined in Section 8.9 hereof.

     "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Company and its Subsidiaries on a basis consistent with the preparation of the Company's most recent financial statements furnished to the Lenders pursuant to Section 6.5 hereof.

     "Guaranties" is defined in Section 1.5 hereof.

     "Guarantors" is defined in Section 1.5 hereof.

     "Indebtedness for Borrowed Money" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than sixty (60) days past due), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness,
(iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

     "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Company and its Subsidiaries for such period determined in accordance with GAAP.

     "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3) or six (6) months thereafter as selected by the Company in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) no Interest Period may extend beyond the final maturity date of the relevant Notes;

          (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

          (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month; provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

     "Lender" means Harris Trust and Savings Bank, the other signatories hereto (other than the Company) and all other lenders becoming parties hereto pursuant to Section 11.9 hereof.

     "Level I Status" means, for any Margin Determination Date, that as of the close of the quarterly accounting period with reference to which such Margin Determination Date was set, the Fixed Charge Coverage Ratio is greater than or equal to 2.00 to 1.

     "Level II Status" means, for any Margin Determination Date, that as of the close of the quarterly accounting period with reference to which such Margin Determination Date was set, the Fixed Charge Coverage Ratio is greater than 1.50 to 1 but less than 2.00 to 1.

     "Level III Status" means, for any Margin Determination Date, that as of the close of the quarterly accounting period with reference to which such Margin Determination Date was set, the Fixed Charge Coverage Ratio is greater than 1.00 to 1 but less than or equal to 1.50 to 1.

     "Level IV Status" means, for any Margin Determination Date, that as of the close of the quarterly accounting period with reference to which such Margin Determination Date was set, the Fixed Charge Coverage Ratio is less than or equal to 1.00 to 1.

     "LIBOR Portions"  is defined in Section 2.1(a) hereof.

     "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

     "Loan Documents" means this Agreement, the Notes and the Guaranties.

     "Loans" means and includes A Loans and B Loans, unless the context in which such term is used shall otherwise require.

     "Material Subsidiary" shall mean each Subsidiary other than a Non-Material Subsidiary.

     "Net Income" means, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits or losses and also excluding any taxes on such profits and any tax credits upon such losses.

     "Non-Material Subsidiary" shall mean any Subsidiary (i) the revenues of which (directly and together with its subsidiaries) for the most recently completed fiscal year of the Company were less than 2% of the Company's consolidated revenues for such fiscal year and (ii) the consolidated total assets of which (directly and together with its subsidiaries) as of the date of such financial statements were less than 2% of the Company's consolidated total assets as of such date; provided, however, that each Subsidiary which would (but for this proviso) constitute a Non-Material Subsidiary with the greatest revenues shall constitute a Material Subsidiary if (i) the revenues of such Subsidiary (directly and together with its subsidiaries), when together with the revenues of Non-Material Subsidiaries (directly and together with their respective subsidiaries), in each case for the most recently completed fiscal year of the Company equal or exceed 5% of the Company's consolidated revenues for such fiscal year or (ii) the consolidated total assets of such Subsidiary (directly and together with its subsidiaries), when taken together with the consolidated total assets of the Non-Material Subsidiaries (directly and together with their respective subsidiaries), in each case as the date of such financial statements equal or exceed 5% of the Company's consolidated total assets as of such date.

     "Notes" means and includes the A Notes and the B Notes, unless the context in which such term is used shall otherwise require.

     "Obligations" means all obligations of the Company to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Company arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

     "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

     "Permitted Shareholder Redemptions" means redemptions by the Company of its common capital stock during the period from the date hereof through June 30, 1999 for an aggregate consideration not to exceed $25,000,000.

     "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

     "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "Portion" is defined in Section 2.1(a) hereof.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Required Lenders" means, as of the date of determination thereof, those Lenders holding at least 66-2/3% of the Commitments or, in the event that no Commitments are outstanding hereunder, holding at least 66-2/3% in aggregate principal amount of the Loans; provided, however, if at such time (i) any Lender shall be a Defaulting Lender and (ii) no Default or Event of Default shall have occurred and be continuing, there shall be excluded from the determination of Required Lenders (i) the Commitments of such Lender at such time and (ii) if no Commitments are outstanding at such time, the aggregate amount of the Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time.

     "Revolving Credit" is defined in Section 1.1 hereof.

     "Revolving Credit Commitments" means the commitments of the Lenders to extend credit under the Revolving Credit in the amounts set forth opposite their signatures hereto under the heading "Commitment" and opposite their signatures on Assignment Agreements delivered pursuant to Section 11.9 hereof under the heading "Commitment", as such amounts may be reduced pursuant hereto.

     "SEC" shall mean the Securities and Exchange Commission of the United
States.

     "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

     "Tangible Net Worth" means, as of any time the same is to be determined, the total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, less the sum of (i) all notes receivable from officers and employees of the Company and its Subsidiaries, (ii) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (iii) the write-up of assets above cost.

     "Termination Date" means June 30, 2002, or such earlier date on which the Commitments are terminated in whole pursuant to Section 3.5, 9.2 or 9.3 hereof.

     "Total Capitalization" means, as of any time the same is to be determined, the sum of Tangible Net Worth plus Total Funded Debt.

     "Total Funded Debt" means all Indebtedness for Borrowed Money of the Company and its Subsidiaries determined without duplication on a consolidated basis.

     "Total Liabilities" means, as of any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and in any event including all indebtedness and liabilities of any other Person which the Company or any Subsidiary may guarantee or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection received in the ordinary course of business or other contingent liabilities not required to be included under GAAP as liabilities on a balance sheet), all indebtedness and liabilities secured by any Lien on any Property of the Company or any Subsidiary, whether or not the same would be classified as a liability on a balance sheet, the liability of the Company or any Subsidiary in respect of banker's acceptances and letters of credit, and the aggregate amount of rentals or other consideration payable by the Company or any Subsidiary in accordance with GAAP over the remaining unexpired term of all Capital Leases, but excluding all general contingency reserves and reserves for deferred income taxes and investment credit.

     "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

     "Voting Stock" of any Person means capital stock of any class or classes (however designated) having ordinary voting power for the election of directors or such Person, other than stock having such power only by reason of the happening of a contingency.

     "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

     "Wholly-Owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

     Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 6.  REPRESENTATIONS AND WARRANTIES.

     The Company represents and warrants to the Agent and the Lenders as follows:

     Section 6.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Illinois, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction where the failure to be so licensed or qualified would have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

     Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction where the failure to be so licensed or qualified would have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole. Each Wholly-Owned Subsidiary that is a Material Subsidiary is also a Guarantor. Each Guarantor has full right, power and authority to execute and deliver the Guaranty being executed by it and to observe and perform each and all of the matters and things therein provided for, and the Guaranties do not, nor will the performance or observance by the Guarantors of any of the matters and things therein provided for, contravene any provision of law or any charter or by-law provision of the Guarantors or any covenant, indenture or agreement of or affecting the Guarantors or any of their respective Properties or require any governmental approval or consent.
Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

     Section 6.3. Corporate Authority and Validity of Obligations. The Company has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Notes in evidence thereof and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Company have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any provision of the charter, articles of incorporation or by-laws of the Company or any covenant, indenture or agreement of or affecting the Company or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Company.

     Section 6.4. Use of Proceeds; Margin Stock. The Company shall use the proceeds of the Loans and other extensions of credit made available hereunder solely for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws, the Company's charter, articles of incorporation and by-laws, resolutions of the Company's board of directors, and the terms of this Agreement. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     Section 6.5. Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at December 29, 1996 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Arthur Andersen LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at March 30, 1997 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the thirteen (13) weeks then ended, heretofore furnished to the Lenders, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis. Neither the Company nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

     Section 6.6. No Material Adverse Change. Since March 30, 1997, except as disclosed in Form 8-K of the Company filed with the Securities and Exchange Commission on April 25, 1997, there has been no change in the condition (financial or otherwise) or business prospects of the Company or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

     Section 6.7. Full Disclosure. The statements and information furnished to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lenders acknowledging that as to any projections furnished to Lenders, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

     Section 6.8. Good Title. The Company and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Lenders (except for sales of assets by the Company and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.11 hereof.

     Section 6.9. Litigation and Other Controversies. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Company to perform its obligations under, this Agreement or any other Loan Document or (b) result in any material adverse change in the financial condition, Properties, business or operations of the Company or any Subsidiary.

     Section 6.10. Taxes. All United States federal income and all other material tax returns required to be filed by the Company or any Subsidiary (except those returns other than United States federal income tax returns, the failure to file of which could not reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole) in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

     Section 6.11. Approvals. To the best knowledge of the Company, no authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any other Person, is or will be necessary to the valid execution, delivery or performance by the Company of this Agreement or any other Loan Document.

     Section 6.12. Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any material contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

     Section 6.13. Investment Company; Public Utility Holding Company. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 6.14. ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under
Section 4007 of ERISA. Neither the Company nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

     Section 6.15. Compliance with Laws. To the best knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary, taken as a whole. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

     Section 6.16. Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Subsidiary or any of their Properties, which default if uncured would have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

     Section 6.17. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 7.  CONDITIONS PRECEDENT.

     The obligation of the Lenders to make any Loan under this Agreement is subject to the following conditions precedent:

     Section 7.1. All Advances. As of the time of the making of each Loan (including the initial Loan) hereunder:

          (a) each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

          (b) the Company shall be in full compliance with all of the terms and conditions of this Agreement and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Loan;

          (c) immediately prior to such Loan, the unused Commitments equal or exceed the principal amount of the Loan to be so extended;

          (d) in the case of an A Loan, after giving effect to such Loan, the aggregate principal amount of all A Loans outstanding under this Agreement shall not exceed the Commitments;

          (e) in the case of a B Loan, after giving effect to such Loan, the aggregate principal amount of all B Loans made under this Agreement on a cumulative basis on and after the date hereof shall not exceed the lesser of (i) $20,000,000 or (ii) the difference between the Commitments in effect as of the date hereof and the Commitments in effect after giving effect to the reduction therein pursuant to Section 1.3(b) hereof as a result of such Loan;

          (f) the Agent shall have received a written certificate from an Authorized Representative (in form and substance reasonably satisfactory to the Agent) stating that such Loan will be used for a purpose permitted by this Agreement; and

          (g) such Loan shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The Company's request for any Loan shall constitute its warranty as to the facts specified in subsections (a) through (f), both inclusive, above.

     Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

          (a) the Agent shall have received the following for the account of the Lenders (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Agent:

          (i)  the A Notes;

          (ii)  the Guaranties (if any);

          (iii) certified copies of resolutions of the Board of Directors of the Company and each Guarantor authorizing the execution and delivery of this Agreement, the Notes and the Guaranties, as appropriate;

          (iv) copies of the articles of incorporation and by-laws of the Company and each Guarantor certified by the Secretary or other appropriate officer of the Company or such Guarantor, as the case may be; and

          (v) an incumbency certificate containing the name, title and genuine signatures of each of the Company's Authorized Representatives.

          (b) legal matters incident to the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby shall be reasonably satisfactory to each Lender and its counsel; and the Agent shall have received for the account of the Lenders the favorable written opinion of counsel for the Company in form set forth as
     Exhibit 7.2(c) hereof;

          (c) the Agent shall have received for the account of the Lenders a good standing certificate for the Company (dated as of the date no earlier than thirty (30) days prior to the date hereof) from the office of the secretaries of state of the states of Illinois and Iowa;

          (d) the Agent shall have received for the account of the Lenders a good standing certificate for each Guarantor (dated as of the date no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of the state in which such Guarantor was incorporated or formed;

          (e) The proceeds of such initial credit shall be used to pay in full all outstanding "Obligations" under the Existing Credit Agreement except to the extent such "Obligations" constitute a "LIBOR Portions," in which event such "Obligations" shall be deemed A Loans made by the same Lender hereunder evidenced by the relevant A Notes issued to such Lender, with interest on each such "LIBOR Portion" to be due and payable at the end of the "Interest Period" applicable thereto at the time such "LIBOR Portion" becomes evidenced by the A Notes and the interest applicable to each such "LIBOR Portion" to continue at the rate which would otherwise applicable thereto under the Existing Credit Agreement (except that the "Applicable Margin" under the Existing Credit Agreement shall be deemed the Applicable Margin hereunder). The Lenders and the Company agree that concurrently with such initial credit, the Existing Credit Agreement shall terminate and all "Obligations" outstanding thereunder (except for such "LIBOR Portions") shall be due and payable; and

          (f) The Agent shall have received a certificate by the President, Chief Executive Officer, Chief Financial Officer or Senior Vice President-Finance of the Company, stating that on the date of such initial extension of credit no Default or Event of Default has occurred and is continuing.

SECTION 8.  COVENANTS.

     The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Lenders:

     Section 8.1. Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence; provided, however, that nothing in this Section shall prevent the Company from discontinuing the corporate existence of any Non-Material Subsidiary if discontinuance of such Non-Material Subsidiary is desirable in the conduct of the Company's business or the business of any Subsidiary and such discontinuance not disadvantageous in any material respect to the Lenders. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business; provided, however, that the Company shall not be required to preserve any such right or franchise if the preservation thereof is no longer desirable in the conduct of the business of the Company or any Subsidiary and the loss thereof is not disadvantageous in any material respect to the Lenders.

     Section 8.2. Maintenance of Properties. The Company shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time in Company's reasonable business judgment make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of Property owned or used by it.

     Section 8.3. Taxes and Assessments. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

     Section 8.4. Insurance. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall upon request furnish to the Agent and any Lender a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

     Section 8.5. Financial Reports. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Agent or such Lender may reasonably request; and without any request, shall furnish to the Lenders:

          (a)  as soon as available, and in any event within forty-five
     (45) days after the close of each quarterly accounting period of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP and certified to by the President, Chief Executive Officer, Chief Financial Officer or Senior Vice President-Finance of the Company;

          (b) within forty-five (45) days after the end of each of the first three quarterly fiscal periods of the Company, a copy of the Company's Form 10-Q Report filed with the SEC;

          (c) within ninety (90) days after the end of each fiscal year of the Company, a copy of the Company's Form 10-K Report filed with the SEC, including a copy of the audited financial statements of the Company and the Subsidiaries for such year with the accompanying report of independent public accountants;

          (d) as soon as available, and in any event within ninety (90) days after the close of each annual accounting period of the Company, to the extent not contained in the Company's Form 10-K Report filed with the SEC for such year, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of the period then ended and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the period then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by the opinion thereon of Arthur Andersen & Company or another firm of independent public accountants of recognized national standing, selected by the Company and satisfactory to the Required Lenders, to the effect that such consolidated financial statements have been prepared in conformity with GAAP and present fairly the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that the audit of such financial statements was made in accordance with generally accepted auditing standards and, accordingly, such audit provided a reasonable basis for their opinion;

          (e) within the period provided in subsection (d) above, the written statement of the accountants who certified the audit report thereby required that in connection with their audit, nothing comes to their attention that causes them to believe that the Company was not in compliance with the terms, covenants, conditions or provisions of this Agreement insofar as they relate to accounting matters;

          (f) promptly after receipt thereof, any additional management letters or other information similar in scope given to it by its independent public accountants;

          (g)  as soon as available, and in any event no later than thirty
     (30) days prior to the end of each fiscal year of the Company, a copy of the Company's consolidated and consolidating business plan for the following fiscal year, such business plan to show the Company's projected consolidated and consolidating revenues, expenses, and balance sheet on an annual basis, such business plan to be in reasonable detail prepared by the Company and in form reasonably satisfactory to the Required Lenders;

          (h) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements which the Company files with the SEC or any successor thereto, or with any national securities exchange; and

          (i) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of any threatened or pending material litigation or governmental proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, would adversely effect the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Lenders pursuant to subsection (c) of this Section 8.5, and each of the financial statements furnished to the Lenders for any fiscal quarter of the Company pursuant to subsection (b) of this Section 8.5, shall be accompanied by a written certificate in the form attached hereto as Exhibit D signed by the President, Chief Executive Officer, Chief Financial Officer or Senior Vice President-Finance of the Company to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 8.7, 8.8 and 8.9 of this Agreement.

     Section 8.6. Inspection. The Company shall, and shall cause each Subsidiary to, permit the Agent, each Lender and each of their duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Agent and such Lenders the finances and affairs of the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Agent or any such Lender may designate.

     Section 8.7. Leverage Ratio. The Company will at all times maintain a ratio of Total Funded Debt to Total Capitalization, in each case on a consolidated basis for the Company and its Subsidiaries, of not more than 0.50 to 1.

     Section 8.8. Debt Service Coverage Ratio. The Company will, as of the last day of each fiscal quarter of the Company, maintain the ratio of Total Funded Debt as of such day to EBITDA for the four fiscal quarters then ended at not more than 1.25 to 1.

     Section 8.9. Fixed Charge Coverage Ratio. The Company will, as of the last day of each fiscal quarter of the Company, maintain the ratio of EBITDA for the four fiscal quarters then ended to Fixed Charges for the same four fiscal quarters then ended (the "Fixed Charge Coverage Ratio") of not less than the amount set forth to the right of such date below:

             As of Last Day of Each Fiscal         Fixed Charge Coverage Ratio

             Quarter Ending During Period:            Shall Not Be Less Than:
             Date hereof through 12/31/97                    0.90 to 1
             1/1/98 through 12/31/98                         1.00 to 1
             1/1/99 through 12/31/99                         1.10 to 1
             1/1/00 and thereafter                           1.25 to 1


     Section 8.10. Indebtedness for Borrowed Money. The Company shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:

          (a) the Obligations of the Company owing to the Agent and the Lenders hereunder;

          (b) purchase money indebtedness and Capitalized Lease Obligations secured by Liens permitted by Section 8.11 hereof in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

          (c) obligations of the Company aggregating not more than $1,367,385 in respect of (i) the City of Cedar Rapids, Iowa Industrial Development Revenue Bonds (E & S Electrical Contractors, Inc. Project), Series 1981 and
     (ii) the City of Cedar Rapids, Iowa Industrial Development Revenue Bonds (TLS Co. Project), Series 1981;

          (d)  indebtedness of Subsidiaries acquired in compliance with
     Section 8.12(h) hereof, and indebtedness assumed by the Company or any Subsidiary of a Person whose assets were acquired in compliance with such
     Section 8.12(h), in each case existing at the time of such acquisition and not created in contemplation of such acquisition and aggregating not more than $1,000,000 at any one time outstanding; and

          (e) intercompany loans and advances permitted by Section 8.12 hereof; and

          (f) other indebtedness not otherwise permitted by this Section aggregating not more than $1,000,000 at any one time outstanding.

     Section 8.11. Liens. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Company or any Subsidiary; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

          (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

          (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $100,000 at any one time outstanding;

          (d) Liens on property of the Company or any of its Subsidiaries created solely for the purpose of securing indebtedness permitted by
     Section 8.10(b) hereof, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

          (e) Liens on the Company's buildings and related fixtures at the so-called Cedar Rapids Ground Transportation Center in Cedar Rapids, Iowa securing the indebtedness permitted by Sections 8.10(c) hereof; and

          (f)  Liens set forth on Schedule 8.11 hereof.

     Section 8.12. Investments, Acquisitions, Loans, Advances and Guaranties. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

          (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

          (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

          (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

          (e) loans by the Company to, or other investments by the Company in, any one or more Subsidiaries in the ordinary course of the Company's business aggregating not more than $2,000,000 at any one time outstanding;

          (f) loans by any one or more Subsidiaries to the Company in the ordinary course of such Subsidiaries' business aggregating not more than $500,000 at any one time outstanding;

          (g) loans by any one or more Subsidiaries to, or other investments by any one or more Subsidiaries in, any one or more other Subsidiaries in the ordinary course of such lending or investing Subsidiaries' business aggregating not more than $500,000 at any one time outstanding;

          (h) acquisitions of all or substantially all of the assets or business of any other Person engaged in the same or similar business as the Company or division of such a Person, or of all or substantially all of the assets or Voting Stock of such a Person, so long as (i) no Default or Event of Default exists or would exist after giving effect to such acquisition,
     (ii) the Board of Directors or other governing body of such Person whose assets or Voting Stock is being so acquired has approved the terms of such acquisition, (iii) the Company shall have delivered to the Lenders an updated Schedule 6.2 to reflect any new Subsidiary resulting from such acquisition, (iv) the aggregate amount expended by the Company and its Subsidiaries as consideration for such acquisition (and in any event (1) including as such consideration, any Indebtedness for Borrowed Money assumed or incurred as a result of such acquisition and (2) excluding as such consideration, any equity securities issued by the Company as consideration for such acquisition), when taken together with the aggregate amount expended on a cumulative basis after the date hereof as consideration (again, similarly including Indebtedness for Borrowed Money assumed or incurred and excluding equity securities issued) for all other acquisitions permitted under this Section 8.12(h) does not aggregate more than $25,000,000, (v) the Company can demonstrate that on a pro forma basis (including financial projections for the twelve months following the subject acquisition) after giving effect to the subject acquisition it will continue to comply with all the terms and conditions of the Loan Documents, and (vi) the Company has provided to the Lenders financial statements of the Person whose assets or Voting Stock is being so acquired, including historical financial statements, and a description of such Person and its business;

          (i)  the Guaranties; and

          (j) investments, loans, advances and guaranties not otherwise permitted by this Section aggregating not more than $100,000 at any one time outstanding.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 8.12, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

     Section 8.13. Mergers, Consolidations and Sales. The Company shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that:

          (a) any Subsidiary (including any corporation which immediately after giving effect to an acquisition permitted by Section 8.12(h) hereof becomes a Subsidiary, but in any event excluding any foreign Subsidiary) may merge or consolidate with or into the Company or any Wholly-Owned Subsidiary; provided that in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation, or, in the case of a merger or consolidation of a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

          (b) the Company and each Subsidiary may sell its inventory in the ordinary course of its business.

A sale or disposition of five percent (5%) of the total assets of the Company shall be deemed substantial for the foregoing purposes.

     Section 8.14. Operating Leases. The Company will not, and will not permit any of their respective Subsidiaries to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not the Company or any such Subsidiary has the express or implied right to acquire title to or purchase such Property at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by the Company and its Subsidiaries under all such leases or arrangements would exceed $10,000,000 during any fiscal year of the Company. Capital Leases shall not be included in computing compliance with this Section to the extent the Company's and its Subsidiaries' liability in respect of the same is permitted by Section 8.10(b) hereof.

     Section 8.15. Maintenance of Subsidiaries. The Company shall not assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary.

     Section 8.16. Dividends and Certain Other Restricted Payments. The Company will not during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (such non-excepted dividends, distributions, purchases, redemptions, acquisitions and retirements being hereinafter collectively called "Restricted Payments"); provided, however, that the foregoing shall not apply to or operate to prevent any Restricted Payments made in any fiscal year of the Company if and to the extent that (i) at the time such Restricted Payment is made and after giving effect thereto, (ii) no Default or Event of Default shall occur or be continuing, (iii) the aggregate amount of all Restricted Payments (other than the Permitted Shareholder Redemptions) made during such fiscal year does not exceed twenty-five percent (25%) of the Company's Net Income for such fiscal year to date and (iv) the aggregate cumulative amount of all Restricted Payments made on and after the date hereof does not exceed $25,000,000.

     Section 8.17. ERISA. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge in all material respects all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Company shall, and shall cause each Subsidiary to, promptly notify the Agent and each Lender of (i) the occurrence of any material reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and
(iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

     Section 8.18. Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all material federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, or could result in a Lien upon any of their Property.

     Section 8.19. Burdensome Contracts With Affiliates. The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

     Section 8.20. No Changes in Fiscal Year. Neither the Company nor any Subsidiary shall change its fiscal year from its present basis without the prior written consent of the Required Lenders.

     Section 8.21. Change in the Nature of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by the Company or such Subsidiary on the date of this Agreement.

     Section 8.22. New Subsidiaries. No later than 30 days after the close of each calendar quarter, the Company shall notify the Lenders in writing of its formation or acquisition within such calendar quarter of each Subsidiary not already appropriately reflected on Schedule 6.2 hereto. Such notice shall include the name, jurisdiction of incorporation and percentage of the Company's ownership of such Subsidiary, and Schedule 6.2 hereto shall be deemed amended to include such information for each Subsidiary as to which the Lenders receive such notice. The notice required by this Section shall be in addition to whatever other notice of such Subsidiaries is required by Section 7.1(a) of this Agreement.

Section 9.  Events of Default and Remedies.

     Section 9.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

          (a) default in the payment when due of all or any part of the principal of or interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) which continues unremedied for three (3) days' or more after written notice from the Agent or default in the payment when due of any fee or other Obligation payable by the Company hereunder or under any other Loan Document which continues unremedied for seven (7) days' or more after written notice from the Agent; or

          (b) default in the observance or performance of any covenant set forth in Sections 8.10, 8.11, 8.12, 8.13, 8.15 or 8.16 hereof; or

         (c) default in the observance or performance of any covenant set forth in Sections 8.7, 8.8 or 8.9 hereof which continues unremedied for ten
     (10) days or more after the earlier of (i) the date on which any Authorized Representative of the Company has actual knowledge that the event or condition giving rise to such default actually constitutes a default under this Agreement or (ii) written notice of such default is given to the Company by the Agent or any Lender; or

          (d) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty
     (30) days after the earlier of (i) the date on which any Authorized Representative of the Company has actual knowledge that the event or condition giving rise to such default actually constitutes a default under a Loan Document or (ii) written notice of such default is given to the Company by the Agent or any Lender; or

          (e) any representation or warranty made by the Company herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

          (f) default shall occur under Indebtedness for Borrowed Money of $500,000 or more (individually or in the aggregate) issued, assumed or guaranteed by the Company or any Subsidiary, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or Indebtedness for Borrowed Money of $500,000 or more (individually or in the aggregate) shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

          (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $500,000 shall be entered or filed against the Company or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

          (h) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

          (i) dissolution or termination of the existence of the Company or any Subsidiary (except for the dissolution of any Non-Material Subsidiary permitted by Section 8.1 hereof); or

          (j) any Guaranty shall for any reason not be or shall cease to be in full force and effect, or any Guarantor shall purport to disavow, revoke, repudiate or terminate its Guaranty; or

          (k) thirty (30) days' shall have elapsed after the Company has received written notice from the Agent that there has occurred any material adverse change in the condition (financial or otherwise) or business prospects of the Company and its Subsidiaries, taken as a whole, which is not remedied in such period; or

          (l) the Company or any Material Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(m) hereof; or

          (m) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Material Subsidiary or any substantial part of any of their Property, or a proceeding described in
     Section 9.1(l)(v) shall be instituted against the Company or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

     Section 9.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (k), both inclusive, of Section 9.1 has occurred and is continuing, the Agent shall, upon the request of the Required Lenders, by notice to the Company, take one or more of the following actions:

          (a) terminate the obligations of the Lenders to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

          (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

          (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

     Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection (l) or (m) of Section 9.1 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Agent may exercise any and all remedies available to it under the Loan Documents or applicable law.

Section 10.  The Agent.

     Section 10.1. Appointment and Authorization. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are designated to the Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Company or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Agent or any of the Lenders except as expressly set forth herein. The Agent may resign at any time by sending twenty (20) days prior written notice to the Company and the Lenders and may be removed by the Required Lenders upon twenty (20) days prior written notice to the Company, the Agent and the Lenders. In the event of any such resignation or removal the Required Lenders may appoint a new agent after consultation with the Company, which shall succeed to all the rights, powers and duties of the Agent hereunder and under the other Loan Documents. Any resigning or removed Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns or is removed and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and the Company shall be directed to make all payments due each Lender hereunder directly to such Lender.

     Section 10.2. Rights as a Lender. The Agent has and reserves all of the rights, powers and duties hereunder and under the other Loan Documents as any Lender may have and may exercise the same as though it were not the Agent and the terms "Lender" or "Lenders" as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Agent in its individual capacity as a Lender.

     Section 10.3. Standard of Care. The Lenders acknowledge that they have received and approved copies of the Loan Documents and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Agent makes no representations or warranties of any kind or character to the Lenders with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the Notes or any of the other Obligations or of any of the other Loan Documents or of any other documents called for hereby or thereby. Neither the Agent nor any director, officer, employee, agent or representative thereof shall in any event be liable for action taken or omitted to be taken by it or them hereunder or under the other Loan Documents or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Agent shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone reasonably believed by it to be authorized to act on behalf of the Company), unless it has actual knowledge of the untruthfulness of same. The Agent may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Lender or the Company. The Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Lenders. Upon the occurrence of an Event of Default hereunder, the Agent shall take such action with respect to the enforcement of the Obligations as it shall be directed to take by the Required Lenders but unless and until the Required Lenders have given such direction the Agent shall take or refrain from taking such actions as it deems appropriate and in the best of interest of all Lenders. The Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action. The Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such owner in form satisfactory to the Agent. Each Lender acknowledges that it has independently and without reliance on the Agent or any other Lender and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Company. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Company and the Agent shall have no liability to any Lender with respect thereto; provided, however, that the Agent shall, at its own expense, provide to each Lender (in addition to such other information as the Loan Documents expressly require the Agent furnish to the Lenders) a copy of each communication which the Agent shall receive from the Company notifying the Agent of or discussing any Default or Event of Default to occur or which has occurred, promptly following the Agent's receipt thereof unless the Agent reasonably believes such communication has already been sent to the Lenders.

     Section 10.4. Costs and Expenses. Each Lender agrees to reimburse the Agent for all costs and expenses suffered or incurred by the Agent or any security trustee in performing its duties hereunder and under the other Loan Documents, or in the exercise of any right or power imposed or conferred upon the Agent hereby or thereby, to the extent that the Agent is not promptly reimbursed for same by the Company, all such costs and expenses to be borne by the Lenders ratably in accordance with the amounts of their respective Commitments. If any Lender fails to reimburse the Agent for such Lender's share of any such costs and expenses, such costs and expenses shall be paid pro rata by the remaining Lenders, but without in any manner releasing the defaulting Lender from its liability hereunder.

     Section 10.5. Indemnity. The Lenders shall ratably indemnify and hold the Agent, and its directors, officers, employees, agents and representatives (including as such any security trustee therefor) harmless from and against any liabilities, losses, costs and expenses suffered or incurred by them hereunder or under the other Loan Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. If any Lender defaults in its obligations hereunder, its share of the obligations shall be paid pro rata by the remaining Lenders, but without in any manner releasing the defaulting Lender from its liability hereunder.

     Section 10.6.  Agent's Relationship with Company.  The provisions of this
Section 10 shall be binding upon and sets forth agreements by and among each Lender and the Agent. The provisions of this Section 10 shall in no way amend, alter, modify, restrict or otherwise affect the agreements of the Company with the Agent and with the Lenders otherwise set forth in this Agreement.

Section 11.  Miscellaneous.

     Section 11.1. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

     Section 11.2. No Waiver, Cumulative Remedies. No delay or failure on the part of any Lender or on the part of any holder of any of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Lenders and any of the holders of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

     Section 11.3. Waivers, Modifications and Amendments. Any provision hereof or of any of the other Loan Documents may be amended, modified, waived or released and any Default or Event of Default and its consequences may be rescinded and annulled upon the written consent of the Company and the Required Lenders; provided, however, that without the consent of all Lenders, no such amendment, modification or waiver shall increase the amount or extend the terms of any Lender's Commitment or reduce the interest rate applicable to or extend the maturity of any Obligation owed to it or reduce the amount of any principal of or interest on any Loan or any fees to which it is entitled hereunder or release any Guaranty or change this Section 11.3 or change the definition of "Required Lenders" or change the number of Lenders required to take any action hereunder or under any of the other Loan Documents. No amendment, modification or waiver of the Agent's protective provisions shall be effective without the prior written consent of the Agent.

     Section 11.4. Costs and Expenses. The Company agrees to pay on demand all the reasonable costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, and in connection with any Default or Event of Default, and in connection with the enforcement of this Agreement or any of the other Loan documents or any other instrument or document delivered hereunder or thereunder, including the fees and expenses of Messrs. Chapman and Cutler, counsel for the Agent, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). Upon the occurrence and during the continuation of any Default or Event of Default, the Company further agrees to pay to the Lenders and any other holders of the Obligations all the reasonable costs and expenses (including court costs and attorneys' fees), if any, incurred or paid upon the occurrence and during the continuation of any Default or Event of Default by the Lenders or any other holders of the Obligations in connection with any Default or Event of Default, and in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The Company further agrees to indemnify and save the Lenders, the Agent and any security trustee for the Lenders harmless from any and all liabilities, losses, costs and expenses incurred by the Lenders or the Agent in connection with any action, suit or proceeding brought against the Agent, or any security trustee or any Lender by any Person which arises out of the transactions contemplated or financed hereby or out of any action or inaction by the Agent, any security trustee or any Lender hereunder or thereunder, except for such thereof (i) as is caused by the gross negligence or willful misconduct of the party seeking to be indemnified or
(ii) arises in connection with litigation solely between the Lenders. The provisions of this Section 11.4 and the protective provisions of Section 2 hereof shall survive payment of the Obligations.

     Section 11.5. Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

     Section 11.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

     Section 11.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Agent and the Lenders of amounts sufficient to protect the yield of the Agent and the Lenders with respect to the Loans, including, but not limited to, Sections 2.7, 2.8 and 2.9 hereof, shall survive in accordance with their terms the termination of this Agreement and the payment of the Obligations.

     Section 11.8. Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"), provided that (i) no Participant shall thereby acquire any direct rights under this Agreement, (ii) no Lender shall agree with a Participant not to exercise any of such Lender's rights hereunder without the consent of such Participant except for rights which under the terms hereof may only be exercised by all Lenders and (iii) no sale of a participation in extensions of credit shall in any manner relieve the selling Lender of its obligations hereunder.

     Section 11.9. Assignment Agreements. Each Lender may, from time to time upon at least ten (10) Business Days' prior written notice to the Agent, assign to other commercial lenders part of its rights and obligations under this Agreement (including without limitation the indebtedness evidenced by the Notes then owned by such assigning Lender, together with an equivalent proportion of its Commitments to make Loans hereunder) pursuant to written agreements executed by such assigning Lender, such assignee lender or lenders, the Company and the Agent, which agreements shall specify in each instance the portion of the indebtedness evidenced by the Notes which is to be assigned to each such assignee lender and the portion of the Commitments of the assigning Lender to be assumed by it (the "Assignment Agreements"); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall cover the same percentage of such Lender's Commitments, Loans and Notes; (ii) unless the Agent otherwise consents, the aggregate amount of the Commitments, Loans and Notes of the assigning Lender being assigned pursuant to each such assignment (determined as of the effective date of the relevant Assignment Agreement) shall in no event be less than $5,000,000 (or $1,000,000 in the case of assignments requested by the Company in accordance with the last sentence of this Section) and shall in each case be an integral multiple of $1,000,000; (iii) the Agent and (except for an assignment made during the continuance of any Event of Default) the Company must each consent, which consent shall not be unreasonably withheld, to each such assignment (provided no such consent is required for any assignment to (i) any Lender party hereto, whether an original signatory of this Agreement or a party hereto by reason of an Assignment Agreement, and (ii) any Affiliate of any such Lender); (iv) Harris Trust and Savings Bank shall maintain for its own account at least 50% of the Commitments (except during the continuance of any Event of Default described in Sections 9.1(l) or 9.1(m) hereof); and (v) the assigning Lender must pay to the Agent a processing and recordation fee of $2,500 and any out-of-pocket attorneys' fees and expenses incurred by the Agent in connection with such Assignment Agreement. Upon the execution of each Assignment Agreement by the assigning Lender thereunder, the assignee lender thereunder, the Company and the Agent and payment to such assigning Lender by such assignee lender of the purchase price for the portion of the indebtedness of the Company being acquired by it, (i) such assignee lender shall thereupon become a "Lender" for all purposes of this Agreement with Commitments in the amounts set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Lender hereunder, (ii) such assigning Lender shall have no further liability for funding the portion of its Commitments assumed by such other Lender and
(iii) the address for notices to such assignee Lender shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement, the Company shall execute and deliver Notes to the assignee Lender in the respective amounts of its Commitment and B Loans (if any are outstanding) and new Notes to the assigning Lender in the respective amounts of its Commitment and B Loans (if any are outstanding) after giving effect to the reduction occasioned by such assignment, all such Notes to constitute "Notes" for all purposes of this Agreement and of the other Loan Documents.

     Section 11.10. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable or telecopy) and shall be given to the relevant party at its address, telecopier number or telex number set forth below, in the case of the Company, or on the appropriate signature page hereof, in the case of the Lenders and the Agent, or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Company given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder to the Company shall be addressed to:

         APAC TeleServices, Inc.
         One Parkway North Center
         Deerfield, Illinois  60015
         Attention:  Marc S. Simon, Chief Financial Officer
         Telephone: (847) 945-0055
         Telecopy:  (847) 374-3215

         With a copy (in the case of notices of default) to:

         Barry J. Shkolnik
         Neal Gerber & Eisenberg
         Two North LaSalle, Suite 2100
         Chicago, Illinois  60602
         Telephone:  (312) 269-8046
         Telecopy:  (312) 269-1747

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 11.10 and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section 11.10; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

     Section 11.11. Construction. The parties hereto acknowledge and agree that this Agreement and the other Loan Documents shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Loan Documents. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.

     Section 11.12. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

     Section 11.13. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and the other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

     Section 11.14. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     Section 11.15. Entire Understanding. This Agreement together with the other Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby except for prior understandings related to fees payable to the Agent upon the initial closing of the transactions contemplated hereby.

     Section 11.16. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Agent and the Lenders and the benefit of their successors and assigns, including any subsequent holder of an interest in the Obligations. The Company may not assign its rights hereunder without the written consent of the Lenders. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     Section 11.17. Submission to Jurisdiction; Waiver of Jury Trial. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE COMPANY, THE AGENT, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

     Dated as of this 3rd day of June, 1997.



                                   APAC TeleServices, Inc.



                                   By:
                                        Name:
                                        Title:

     Accepted and Agreed to at Chicago, Illinois as of the day and year last above written.

     Each of the Lenders hereby agrees with each other Lender that if it should receive or obtain any payment (whether by voluntary payment, by the exercise of rights of set-off or banker's lien, by counterclaim or cross action, or by the enforcement of any rights under this Agreement, any of the other Loan Documents or otherwise) in respect of the Obligations in a greater amount than such Lender would have received had such payment been made to the Agent and been distributed among the Lenders as contemplated by Section 3.5 hereof then in that event the Lender receiving such disproportionate payment shall purchase for cash without recourse from the other Lenders an interest in the Obligations of the Company to such Lenders in such amount as shall result in a distribution of such payment as contemplated by Section 3.5 hereof. In the event any payment made to a Lender and shared with the other Lenders pursuant to the provisions hereof is ever recovered from such Lender, the Lenders receiving a portion of such payment hereunder shall restore the same to the payor Lender, but without interest.

Amount and Percentage of Commitments:

Commitment:              HARRIS TRUST AND SAVINGS BANK
$40,000,000
(50%)
                         By:
                           Name:
                           Title:  Vice President

                         111 West Monroe Street
                         Chicago, Illinois  60603
                         Attention:  Middle Market D
                         Telephone:  (312) 461-6158
                         Telecopy:  (312) 765-1655
                         Telex:  254157




Commitment:              The Northern Trust Company
$20,000,000
(25%)
                         By:
                         Name:______________________________
                         Title:_______________________________

                         50 South LaSalle Street/2nd Floor
                         Chicago, Illinois  60675
                         Attention: Wendy Roberg
                         Telephone:  (312) 444-4173
                         Telecopy:  (312) 444-7028
                         Telex:  253879

Commitment:              Bank of America Illinois
$20,000,000
(25%)
                         By:
                         Name:______________________________
                         Title:_______________________________

                         231 South LaSalle Street
                         6th Floor
                         Chicago, Illinois  60697
                         Attention:  Victor P. Stasica
                         Telephone:  (312) 828-8815
                         Telecopy:  (312) 828-1974







                                    EXHIBIT A
                             APAC TELESERVICES, INC.
                                 REVOLVING NOTE

                                                        Chicago, Illinois
$_______________                                 _______________, 19_____

     On the Termination Date, for value received, the undersigned, APAC TeleServices, Inc., an Illinois corporation (the "Company"), hereby promises to pay to the order of ________________ (the "Lender"), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of
(i) _______________________ and no/100 Dollars ($___________), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all A Loans owing from the Company to the Lender under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

     This Note evidences the Lender's share of A Loans constituting part of a "Domestic Rate Portion" and "LIBOR Portions" as such terms are defined in that certain Credit Agreement dated as of June 3, 1997 between the Company, Harris Trust and Savings Bank, individually and as Agent thereunder, and the other Lenders which are now or may from time to time hereafter become parties thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") made and to be made to the Company by the Lender under the Revolving Credit provided for under the Credit Agreement, and the Company hereby promises to pay interest at the office described above on each A Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

     Each A Loan made under the Revolving Credit provided for in the Credit Agreement by the Lender to the Company against this Note, any repayment of principal hereon, the status of each such A Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid principal balance of this Note, the status of each such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

     This Note is issued by the Company under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     Pursuant to the terms of the Credit Agreement, the Company hereby promises to pay all reasonable costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note. The Company hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                         APAC TeleServices, Inc.



                         By:
                           Name:
                           Title:


                                    EXHIBIT B
                             APAC TELESERVICES, INC.
                                    TERM NOTE
                                                        Chicago, Illinois
$_____________________                             ________________, 19__

     For Value Received, the undersigned, APAC TeleServices, Inc., an Illinois corporation (the "Company"), hereby promises to pay to the order of ______________________ (the "Lender"), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of ______________________________ Dollars ($______________), in ____________ (____)
consecutive quarter-annual principal installments, commencing on ________________, _____ and continuing on the ______ day of each March, June, September and December occurring thereafter to and including June 30, 2002, with each installment (except the last) to be in the amount of one-twentieth (1/20th) of the face amount of this Note and last such installment to be in the amount of all principal hereof not sooner paid.

     This Note evidences the Lender's share of a B Loan constituting part of a "Domestic Rate Portion" and "LIBOR Portions" as such terms are defined in that certain Credit Agreement dated as of June 3, 1997 by and between the Company, Harris Trust and Savings Bank, individually and as Agent thereunder, and the other Lenders which are now or may from time to time hereafter become parties thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") made to the Company by the Lender under the Credit Agreement, and the Company hereby promises to pay interest at the office specified above on the loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

     Each repayment of the principal of the B Loan made by the Lender to the Company against this Note, the status of such B Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid balance of this Note and the status of such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

     This Note is issued by the Company under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayment are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     Pursuant to the terms of the Credit Agreement, the Company hereby promises to pay all reasonable costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note. The Company hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

                                     APAC TeleServices, Inc.


                                     By:
                                        Name:
                                        Title:


                                    EXHIBIT C

                               GUARANTY AGREEMENT

     This Guaranty, dated as of _____________, 1997 made by _______________________, a ___________________ corporation (the "Guarantor");
Witnesseth:

     WHEREAS, APAC TeleServices, Inc., an Illinois corporation (the "Borrower"), Harris Trust and Savings Bank as Agent and various financial institutions have entered into Credit Agreement dated as of June 3, 1997 (such Credit Agreement as the same may from time to time be modified or amended being hereinafter referred to as the "Credit Agreement") (such financial institutions which are now or may from time to time hereafter become "Lenders" under the Credit Agreement being hereinafter referred to as "Lenders") (the Agent and the Lenders being hereinafter referred to collectively as the "Guaranteed Creditors" and individually as a "Guaranteed Creditor"); and

     WHEREAS, the Borrower directly or indirectly owns and holds all of the issued and outstanding common capital stock of the Guarantor; and

     WHEREAS, it is a condition precedent to the extension of credit by the Lenders under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty; and

     WHEREAS, the Guarantor will obtain benefits as a result of the extensions of credit to the Borrower under the Credit Agreement and, accordingly, desires to enter into this Guaranty in order to satisfy the condition described in the preceding paragraph; and

     NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Guaranteed Creditors and hereby covenants and agrees with the Guaranteed Creditors as follows:

     1. The Guarantor hereby irrevocably, absolutely and unconditionally guarantees as primary obligor and not merely as surety to the Guaranteed Creditors (x) the full and prompt payment to the Lenders at maturity (whether by lapse of time, acceleration or otherwise) and at all times thereafter of the principal of and interest and premium on all the Notes issued by the Borrower under the Credit Agreement and any and all notes issued in extension or renewal thereof or in substitution or replacement therefor and (y) the full and prompt performance and payment when due of any and all other indebtedness, obligations and liabilities, whether now existing or hereafter arising, of the Borrower to the Guaranteed Creditors under or arising out of the Credit Agreement or the other Loan Documents (the indebtedness, obligations and liabilities described in the immediately preceding clauses (x) and (y) being hereinafter referred to as the "Guaranteed Obligations"). The payment by the Guarantor of any amount or amounts due the Guaranteed Creditors hereunder shall be made in the same currency and funds in which the underlying Guaranteed Obligations are payable. The Guarantor further agrees to pay all reasonable expenses, legal or otherwise (including court costs and attorneys' fees), paid or incurred by any of the Guaranteed Creditors in endeavoring to collect the Guaranteed Obligations or in preserving, protecting or realizing on the collateral security therefor or in endeavoring to enforce or protect their rights under this Guaranty.

     2. The Guarantor understands, agrees and confirms that this is a guaranty of payment when due and not of collection and that this Guaranty may be enforced up to the full amount of the Guaranteed Obligations (as limited by Section 7 hereof) without proceeding against the Borrower, against any security for the Guaranteed Obligations, against any other guarantor or any other party or under any other guaranty covering the Guaranteed Obligations.

     3. The Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liability, suit or taking of other action by the Guaranteed Creditors against, and any other notice to, any party liable thereon (including the Guarantor or any other guarantor).

     4. The Guaranteed Creditors, or any of them as appropriate, may at any time and from time to time without the consent of, or notice to, the Guarantor, without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

          (a) change the manner, place or terms of payment of, change or extend the time of payment of or renew or alter, any of the Guaranteed Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

          (b) sell, exchange, release, surrender, realize upon, fail to perfect with respect to or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or any offset against such property;

          (c) fail to assert any claim or demand or exercise or refrain from exercising any rights against the Borrower, any other guarantor or others or otherwise act or refrain from acting;

          (d) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower other than the Guaranteed Creditors;

          (e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid; or

          (f) consent to or waive any breach of, or any act, omission or default under, the Credit Agreement or any of the other Loan Documents or otherwise amend, modify or supplement any of the Loan Documents.

     5. No invalidity, irregularity or unenforceability of all or part of the Guaranteed Obligations or of any security therefor or any guaranty thereof shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations. Without limiting the foregoing, no change in the name, objects, capital stock or constitution of the Borrower shall in any way affect the liability of the Guarantor, either with respect to transactions occurring before or after any such change, and neither the Agent nor the Lenders shall be concerned to see or inquire into the powers of the Borrower or any of its directors or other agents acting or purporting to act on its behalf, and moneys, advances, renewals or credits in fact borrowed or obtained from the Agent or any Lender in professed exercise of such powers shall be deemed to form part of the Guaranteed Obligations notwithstanding that such borrowing or obtaining of moneys, advances, renewals or credits shall be in excess of the powers of the Borrower or of its directors or such other agents, or be in any way irregular, defective or informal. Also without limiting the foregoing, the Guarantor hereby agrees that its obligations under this Guaranty shall be unconditional, irrespective of (i) the election by any Guaranteed Creditor, in any proceeding instituted under Chapter 11 of Title 11 of the United States Bankruptcy Code or the application of Section 1111(b)(2) of the Bankruptcy Code, (ii) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under
Section 364 of the United States Bankruptcy Code or (iii) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of the Guaranteed Creditors' claim(s) for repayment of the Guaranteed Obligations.

     6. The Guarantor will not exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to the Guarantor against any person liable for payment of the Guaranteed Obligations, or as to any security therefor, unless and until the full amount owing to the Guaranteed Creditors on the Guaranteed Obligations has been paid and the Guarantor acknowledges that any payment by it of any amount pursuant to this Guaranty shall not in any wise entitle the Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Guaranteed Obligations or any proceeds thereof or any security therefor unless and until the full amount owing to the Guaranteed Creditors on the Guaranteed Obligations has been paid and any commitment of the Lenders to extend credit to the Borrower shall have terminated.

     7. Notwithstanding anything herein to the contrary, the right of recovery against the Guarantor under this Guaranty shall not exceed the Maximum Liability Amount. For purposes of this Section, the term "Maximum Liability Amount" shall mean $1.00 less than the amount of the lowest claim on this Guaranty which would render it void or voidable under applicable law.

     8. In order to induce the Guaranteed Creditors to make available the credit facilities pursuant to the Credit Agreement, the Guarantor represents and warrants to the Guaranteed Creditors that all the recitals herein and the representations by the Borrower concerning the Guarantor and its execution, delivery and performance of this Guaranty in Section 6 of the Credit Agreement are true and correct.

     9. This Guaranty may be enforced by the Agent on behalf of the Guaranteed Creditors, or it may be enforced by the Guaranteed Creditors acting jointly. This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Guaranteed Creditors and their successors and assigns. Any Guaranteed Creditor may, without any notice to the Guarantor, sell, transfer or assignee its rights in the Guaranteed Obligations held by it, or any part thereof, or grant participations therein, in each case as set forth in the Credit Agreement; and in that event, each and every immediate and successive assignee or transferee of, or holder or participant in, all or any part of the Guaranteed Obligations, shall have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant as fully as if such assignee or transferee, holder or participant were herein by name specifically given such rights, powers and benefits; but each Guaranteed Creditor shall have an unimpaired right to enforce this Guaranty for its own benefit or for the benefit of any such participant as to so much of the Guaranteed Obligations that it has not sold, assigned or transferred.

     10. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated, except with the written consent of the Required Lenders or as otherwise provided in the Credit Agreement; provided, however, that no such agreement which releases the Guarantor from its liability hereunder for any of the Guaranteed Obligations shall be effective unless the same is embodied in a written instrument signed by all the Guaranteed Creditors.

     11. The Guarantor acknowledges that executed (or conformed) copies of the Credit Agreement have been made available to its principal executive officers and such officers are familiar with the contents thereof.

     12. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Guaranteed Creditor is hereby authorized at any time or from time to time, without notice to the Guarantor or to any other party, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of the Guarantor, against and on account of the obligations and liabilities of the Guarantor under this Guaranty, irrespective of whether or not such Guaranteed Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

     13. All notices, requests, demands or other communications pursuant hereto shall be deemed to have been duly given or made when delivered to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Guaranty, addressed to such party at
(i) in the case of Guaranteed Creditors, as provided in the Credit Agreement, and (ii) in the case of the Guarantor, to it in care of the Borrower, as provided in the Credit Agreement.

     14. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any Guaranteed Obligations and such payee repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding any revocation, return or destruction of this guaranty or the Credit Agreement or any instrument evidencing any liability of the Borrower, and the Guarantor shall be and remain liable to such payee hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such payee.

     15. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrower, or others (including the Guarantor), with respect to any of the Guaranteed Obligations shall, if the statute of limitations in favor of the Guarantor against the Guaranteed Creditors shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

     16. The Guarantor hereby postpones, in the event and during the continuance of any enforcement hereof, all debts and liabilities of the Borrower to the Guarantor, both present and future, to the prior payment of the Guaranteed Obligations, and all moneys received by the Guarantor thereon shall be received in trust for the Agent and the Lenders and shall be paid over the Agent.

     17. The records of the Agent and each Lender as to the unpaid balance of the Guaranteed Obligations at any time and from time to time shall be prima facie evidence thereof without further or other proof for all purposes, including the enforcement of this Guaranty and any collateral therefor.

     18. This Guaranty and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Illinois, in which State it shall be performed by the Guarantor. All payments to be made by the Guarantor hereunder shall be made in the same currency and funds in which the underlying Guaranteed Obligations are payable to the Guaranteed Creditors in Chicago, Illinois (or at such other place for the account of a Guaranteed Creditor to whom such Guaranteed Obligations are owed as it may from time to time specify to the Guarantor) in immediately available and freely transferable funds at the place of payment, all such payments to be paid without setoff, counterclaim or reduction and without deduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholding or liabilities with respect thereto or any restrictions or conditions of any nature.

     19. Any legal action or proceeding with respect to this Guaranty or any other Loan Document executed by the Guarantor may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and by execution and delivery of this Guaranty, the Guarantor hereby irrevocably submits to, and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and hereby waives any right it may have to object to the bringing of any such action or proceeding in the aforesaid courts based on the ground of venue or any claim that any of the aforesaid courts is an inconvenient forum. The Guarantor hereby irrevocably designates the Borrower (by service to the attention of its President), as the designee, appointee and agent of the Guarantor to receive, for and on behalf of the Guarantor and its property, service of process in the State of Illinois in any legal action or proceeding with respect to this Guaranty or any other Loan Document, and such service shall be deemed completed upon delivery thereof to said agent and the Guarantor acknowledges such service to be effective and binding service in every respect. A copy of such process served on such agent will be promptly forwarded by mail to the Guarantor at its address set forth opposite its signature below, but the failure to send such copy shall not affect in any way the validity of service of process. If any agent appointed by the Guarantor refuses to accept service, the Guarantor hereby agrees that service upon it by mail shall constitute sufficient notice. The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor at its said address, such service to become effective and binding five (5) days after such mailing. Nothing herein shall affect the right of any Guaranteed Creditor to serve process in any other manner permitted by law or to commence legal actions or proceedings or otherwise to proceed against the Guarantor in any other jurisdiction.

     20. If any judgment or order expressed in a currency (the "Judgment Currency") other than the currency (the "Currency of Account") in which the Guaranteed Obligations are owed is rendered against Guarantor for the payment of any amount owing hereunder, the Guaranteed Creditors, after recovery in full of the aggregate amount to which they are entitled pursuant to the judgment or order, will be entitled to receive immediately from the Guarantor the amount of any shortfall of the Currency of Account received by the Guaranteed Creditors as a consequence of sums paid in such Judgment Currency (a "Shortfall Payment") if such shortfall arises or results from any variation between the rate of exchange at which the Currency of Account is converted into the Judgment Currency for the purposes of such judgment or order and the rate of exchange at which the Guaranteed Creditors are able, acting in a reasonable manner and in good faith, to purchase the Currency of Account with the amount of the Judgment Currency actually received by the Guaranteed Creditors. Any Shortfall Payment due hereunder shall be due as a separate and independent obligation of the Guarantor and, until discharged, shall continue in full force and effect. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Currency of Account.

     21. The Guarantor shall at all times and from time to time do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and singular every such further act, deed, transfer, assignment, assurance, document and instrument as the Agent or any Lender may reasonably require for the better accomplishing and effectuating of this Guaranty and the provisions contained herein, and every officer of the Agent and the Lenders and each of them are irrevocably appointed attorneys or attorney to execute in the name and on behalf of the Guarantor any document or instrument for the said purpose.

     22. Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as hereinafter defined) shall be used herein as so defined.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.
Address:
                                      . . . . . . . . . . . . . . . . .
_______________________________
_______________________________
                                     By
                                       Its


                                    EXHIBIT D

                             COMPLIANCE CERTIFICATE

     This Compliance Certificate is furnished to (the Agent and the Lenders) pursuant to that certain Credit Agreement dated as of June 3, 1997, by and among APAC TeleServices, Inc. (the "Company") and you (the "Credit Agreement").
Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.   I am the duly elected _____________________________________ of the
Company;

     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

     4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Certificate are true, correct and complete as of the date and for the periods covered thereby; and

     5. The Attachment hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:
     ______________________________________________________________________
     ______________________________________________________________________
     ______________________________________________________________________
     ______________________________________________________________________

     The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________ 19___.





                                           (Name)(Title)


                      ATTACHMENT TO COMPLIANCE CERTIFICATE
                             APAC TELESERVICES, INC.

                  Compliance Calculations for Credit Agreement
                            Dated as of June 3, 1997
                     Calculations as of _____________, 19___
   ___________________________________________________________________________

A.   LEVERAGE RATIO (SECTION 8.7)

     1.   Total Funded Debt as defined

     2.   Tangible Net Worth as defined

     3.   Total Capitalization (Line 1 plus Line 2)

     4.   Ratio of Total Funded Debt (Line 1)
          to Total Capitalization (Line 3)
          ("Modified Leverage Ratio")
          :1

     5.   As listed in Section 8.7, for the date
          of this Certificate, Leverage Ratio
          shall not be greater than                                 0.50:1

     6.   Company is in compliance?
          (Circle yes or no)                                       Yes/No

B.   DEBT SERVICE COVERAGE RATIO (SECTION 8.8)

     1.   Total Funded Debt
          as defined                      . . . .

     2.   Net Income as defined
          for past four quarters          . . . .
     3.   Amounts deducted in arriving
     at Net Income
     in respect of

          (a)  Interest Expense           . . . .

          (b)  Taxes imposed on or
               measured by income or
               excess profits             . . . .

          (c)  Depreciation of Fixed
               assets                     . . . .

          (d)  Amortization of
               intangible assets          . . . .

     4.   Sum of Lines 2, 3(a),
          3(b), 3(c) and 3(d) ("EBITDA")

     5.   Ratio of Total Funded Debt
          (Line 1) to EBITDA(Line 4)
          ("Debt Service Coverage Ratio")                      ________ :1

     6.   As listed in Section 8.8, for
          the date of this Certificate,
          the Debt Service Coverage Ratio
          must be in an amount not more than                        1.25:1

     7.   Company is in compliance?
          (Circle yes or no)                                        Yes/No

C.   FIXED CHARGE COVERAGE RATIO (SECTION 8.9)

     1.   EBITDA (Line B4 above)          . . . .

     2.   Aggregate amount of principal
          payments required to be made
          on long-term Indebtedness
          for Borrowed Money              . . . .

     3.   Interest Expense                . . . .

     4.   Capital Expenditures            . . . .

     5.   Sum of Lines 2, 3 and 4
          ("Fixed Charges")                                    __________

     6.   Ratio of EBITDA (Line 1) to Fixed Charges
          (Line 5) ("Fixed Charge  Coverage Ratio")            ________ :1

     7.   As listed in Section 8.9, for
          the date of this Certificate,
          the Fixed Charge Coverage Ratio
          must be in an amount not less than                            :1

     8.   Company is in compliance?
          (Circle yes or no)                                        Yes/No



                                  SCHEDULE 6.2

                                  SUBSIDIARIES

                                                JURISDICTION OF                                       PERCENTAGE
          NAME                                   INCORPORATION                                         OWNERSHIP

APAC TeleServices of Illinois, Inc.             Illinois                                                 100%

APAC TeleServices of Michigan, Inc.             Michigan                                                 100%

APAC TeleServices of Texas, L.P.                Texas
                                                (limited partnership)                                    100%
                                                                                                      (99% Company; 1% APAC
                                                                                          TeleServices General Partner, Inc.)

APAC TeleServices L.L.C.                        Illinois
                                                (limited liability company)                                100%
                                                                                                (99% Company; 1% APAC
                                                                                            TeleServices of Illinois, Inc.)

APAC TeleServices General Partners, Inc.        Illinois                                                 100%

APAC Insurance Services Agency, Inc.            Illinois                                                 100%

Schechtman Institute L.L.C.                     Nevada                                                   100%
                                                                                                (99% Company; 1% APAC
                                                                                            TeleServices of Illinois, Inc.)




                                  SCHEDULE 8.11

                                 PERMITTED DEBT
                   Lender                   Lien                    Amount


          E/S Leasing                 Certain Equipment            $23,570